The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 16, 2011.

Pricing Supplement No. to the Prospectus dated April 6, 2009, the Prospectus Supplement dated April 6, 2009, and the Prospectus Supplement No. 202 dated September 28, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-154173

The Goldman Sachs Group, Inc.

Medium-Term Notes, Series D

$

Leveraged Buffered Basket-Linked Notes due 2012

(Linked to a Weighted Basket Consisting of the EURO STOXX 50®
Index, the FTSE® 100 Index and the TOPIX® Index, Each
Converted Into U.S. Dollars)

General

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (April 4, 2012, subject to adjustment) is based on the U.S. dollar value of the performance of a weighted basket (which we refer to as the basket) comprised of the EURO STOXX 50® Index, the FTSE® 100 Index and the TOPIX® Index (which we refer to as the basket underliers or indexes), as measured from the trade date to each of the averaging dates (March 26, 2012, March 27, 2012, March 28, 2012, March 29, 2012 and March 30, 2012, subject to adjustment). The determination date will be the last averaging date. The return on your notes is not linked to the performance of the basket on a one-to-one basis and is subject to a cap. You could lose your entire investment in the notes.

The return on your notes will reflect the increase or decrease in the U.S. dollar value of each basket index from the trade date (March 18, 2011) to each averaging date. We will determine the U.S. dollar value of each basket index by multiplying the closing level of the basket index on a trading day by the exchange rate for such basket index on such trading day. We also refer to the U.S. dollar value of the index as the adjusted closing level for the index. Because the return on your notes reflects both the change in each basket index level and the change in the exchange rate for each basket index, if the value of the U.S. dollar appreciates against some or all of the underlying currencies, you may not receive a positive return on your notes, even if the levels of all basket indexes have increased.

On the stated maturity date, for each $1,000 face amount of your notes we will pay you an amount in cash equal to the cash settlement amount. The cash settlement amount will be an amount in cash equal to the face amount of the note multiplied by the basket return. The basket return will be calculated as the sum of the products, as calculated for each basket index, of the component return for each basket index multiplied by the underlier weighting for each such basket index.

The component return for each basket index will be calculated as follows:

•

if the final underlier level (which will be the arithmetic average of the adjusted closing levels for such basket index on each of the averaging dates, subject to adjustment) is greater than the initial underlier level (which will be set on the trade date), 100% plus the product of (i) the upside participation rate for such basket index times (ii) the underlier return (which will be the result of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level), subject to the maximum component return; or

•	if the final underlier level is less than or equal to the initial underlier level but greater than or equal to the buffer level for such basket index, 100%; or
•	if the final underlier level is less than the buffer level for such basket index, 100% plus the product of (i) the buffer rate for such basket index times (ii) the underlier return plus 10%.

You could lose your entire investment in the notes if the basket return is zero percent. If the final underlier level for any basket index is less than the buffer level for such underlier on any of the averaging dates, the amount you will receive, if any, on the stated maturity date may be less than the face amount of your notes. In such a case, the rate of decrease in the component return for such basket index below the buffer level will exceed the rate of decrease in the final underlier level of such basket index. The maximum payment that you could receive on the stated maturity date with respect to a $1,000 face amount note will be limited to $1,186.03. In addition, the notes will not pay interest, and no other payments on your notes will be made prior to the stated maturity date. Moreover, even if the basket indexes appreciate over the life of your notes, you may lose a significant amount of your investment if any of the underlying currencies decline versus the U.S. dollar.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page PS-3 in this pricing supplement and the general terms of the non-principal protected underlier-linked notes found in “General Terms of the Non-Principal Protected Underlier-Linked Notes” on page S-33 of the accompanying prospectus supplement no. 202.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through September     , 2011. We encourage you to read “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes” on page S-20 of the accompanying prospectus supplement no. 202 and “Additional Risk Factors Specific to Your Notes” on page PS-11 of this pricing supplement so that you may better understand those risks.

Original issue date: Underwriting discount:	March 23, 2011 % of the face amount	Original issue price: Net proceeds to the issuer:	100% of the face amount* % of the face amount

*The notes will be sold at variable prices. Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of     % of the face amount, and as a result of such agreements, the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount from Goldman, Sachs & Co.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement but prior to the settlement date, at an issue price, underwriting discount and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs, may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Goldman, Sachs & Co.	JP Morgan Placement Agent

Pricing Supplement dated                 , 2011.

The EURO STOXX 50® Index (the “Index”) and the trademarks used in the Index name are the intellectual property of STOXX Limited, Zurich, Switzerland (“STOXX”) and/or its licensors. The Index is used under license from STOXX. The notes based on the Index are in no way sponsored, endorsed, sold or promoted by STOXX and neither STOXX nor its licensors shall have any liability with respect thereto.

“FTSE®“, “FT-SE®“ and “Footsie®“ are trademarks of The London Stock Exchange PLC and The Financial Times Ltd. and are used by FTSE International Ltd. under license. The notes are not issued, endorsed, sponsored, sold or otherwise promoted by FTSE International Ltd. or by the London Stock Exchange PLC or by The Financial Times Ltd., and none of them makes any representation regarding the advisability of investing in the notes.

The TOPIX Index Value and the TOPIX Trademarks are subject to the proprietary rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights and know-how relating to the TOPIX such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Marks. The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Marks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX Index Value and the TOPIX Marks or as to the figure at which the TOPIX Index Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value. No notes are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the notes or an advice on investments to any purchaser of the notes or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes, for calculation of the TOPIX Index Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the notes.

Summary Information

We refer to the notes we are offering by this pricing supplement as the “notes”. Each of the notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc., and references to the “accompanying prospectus supplement no. 202” mean the accompanying prospectus supplement no. 202, dated September 28, 2009, of The Goldman Sachs Group, Inc., to the accompanying prospectus. This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Non-Principal Protected Underlier-Linked Notes” on page S-33 of the accompanying prospectus supplement no. 202.

Key Terms

Issuer:	The Goldman Sachs Group, Inc.

Basket:

Basket Underliers	Bloomberg Ticker	Underlying Currency	Underlier Weighting
EURO STOXX 50® Index	SX5E	Euro (USD/EUR)	51.00%
FTSE® 100 Index	UKX	British Pound (USD/GBP)	25.00%
TOPIX® Index	TPX	Japanese Yen (USD/JPY)	24.00%

Specified currency:	U.S. dollars (“$”) (“USD”)

Terms to be specified in accordance with the accompanying prospectus supplement no. 202:	•	type of notes: notes linked to a basket of underliers

•	exchange rates: yes, as described below

•	buffer level: yes, as described below

•	cap level: yes, as described below

•	maximum component return: yes, as described below

•	averaging dates: yes, as described below

•	interest: not applicable

•	redemption right or price dependent redemption right: not applicable

Face amount:	each note will have a face amount of $1,000; $ in the aggregate for all the offered notes

Minimum denomination:	$10,000 and integral multiples of $1,000 in excess thereof

Payment amount:	on the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount

Cash settlement amount:	the product of (1) the $1,000 face amount times (2) the basket return

Basket return:	the sum of the products, as calculated for each basket underlier, of (1) the component return for each basket underlier times (2) the underlier weighting for each such basket underlier

Component return:	with respect to each basket underlier:

•	if the final underlier level is greater than or equal to the cap level for such basket underlier, the maximum component return for such basket underlier;

•

if the final underlier level is greater than the initial underlier level but less than the cap level for such basket underlier, the sum of (1) 100% plus (2) the product of (i) the upside participation rate times (ii) the underlier return;

•	if the final underlier level is equal to or less than the initial underlier level but greater than or equal to the buffer level, 100%; and

•

if the final underlier level is less than the buffer level for such basket underlier, the sum of (1) 100% plus (2) the product of (i) the buffer rate for such basket underlier times (ii) the sum of the underlier return plus the buffer amount for such basket underlier

Initial underlier level (to be set on the trade date):	with respect to each basket underlier, expected to equal the adjusted closing level of such basket underlier on the trade date

Final underlier level:	with respect to each basket underlier, the arithmetic average of the adjusted closing levels of such basket underlier on each of the averaging dates, except in the limited circumstances described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-38 of the accompanying prospectus supplement no. 202 and subject to adjustment as provided under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Discontinuance or Modification of an Underlier” on page S-40 of the accompanying prospectus supplement no. 202

Underlier return:	with respect to each basket underlier, the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Closing level:	as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Special Calculation Provisions — Closing Level” on page S-42 of the accompanying prospectus supplement no. 202

Adjusted closing level:

For each basket underlier, the closing level on any trading day of such basket underlier or any successor basket underlier published by the underlier sponsor at the regular weekday close of trading on the primary securities exchange for the stocks comprising the underlier on the relevant trading day multiplied by the exchange rate for such basket underlier on such trading day

Exchange rate:

For each underlying currency, the official mid-WM Reuters fixing at 4 pm London Time, expressed as the number of U.S. dollars per one unit of such underlying currency, except in the limited circumstances described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-38 of the accompanying prospectus supplement no. 202

Underlier weighting:

as set forth in the table below, subject to adjustment as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Discontinuance or Modification of an Underlier” on page S-40 of the accompanying prospectus supplement no. 202

Upside participation rate:	200% for the EURO STOXX 50® Index, 200% for the FTSE® 100 Index and 200% for the TOPIX® Index

Cap level:	113.15% of the initial underlier level of the EURO STOXX 50® Index, 107.50% of the initial underlier level of the FTSE® 100 Index and 103.00% of the initial underlier level of the TOPIX® Index

Maximum component return:	126.30% for the EURO STOXX 50® Index, 115.00% for the FTSE® 100 Index and 106.00% for the TOPIX® Index, which is calculated for each underlier as follows:

100% + (100% x upside participation rate for such underlier x

( cap level for such underlier - initial underlier level ))

initial underlier level

Buffer level:	90% of the initial underlier level of the EURO STOXX 50® Index, 90% of the underlier index level of the FTSE® 100 Index and 90% of the initial underlier level of the TOPIX® Index

Buffer rate:

with respect to each basket underlier, the quotient of the initial underlier level divided by the buffer level for such basket underlier, which equals approximately 111.1111% for the EURO STOXX 50® Index, approximately 111.1111% for the FTSE® 100 Index and approximately 111.1111% for the TOPIX® Index

Buffer amount:	10% for the EURO STOXX 50® Index, 10% for the FTSE® 100 Index and 10% for the TOPIX® Index

Trade date:	March 18, 2011

Original issue date (settlement date):	March 23, 2011

Stated maturity date:

April 4, 2012, subject to adjustment as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-37 of the accompanying prospectus supplement no. 202

Averaging dates:

March 26, 2012, March 27, 2012, March 28, 2012, March 29, 2012 and March 30, 2012, subject to adjustment as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Payment of Principal on Stated Maturity Date — Averaging Dates” on page S-38 of the accompanying prospectus supplement no. 202

Determination date:

March 30, 2012, subject to adjustment as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-37 of the accompanying prospectus supplement no. 202

No interest:	the offered notes will not bear interest

No listing:	the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption:	the offered notes will not be subject to redemption right or price dependent redemption right

Calculation agent:	Goldman, Sachs & Co.

Business day:	as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Special Calculation Provisions — Business Day” on page S-42 of the accompanying prospectus supplement no. 202

Trading day:

as described under “General Terms of the Non-Principal Protected Equity Underlier-Linked Notes — Special Calculation Provisions — Trading Day” on page S-42 of the accompanying prospectus supplement no. 202

CUSIP no.:	38143USY8

ISIN:	US38143USY81

Use of proceeds and hedging:	as described under “Use of Proceeds and Hedging” on page S-47 of the accompanying prospectus supplement no. 202

Supplemental discussion of federal income tax consequences:	as described under “Supplemental Discussion of Federal Income Tax Consequences” on page PS-24 of this pricing supplement

ERISA:	as described under “Employee Retirement Income Security Act” on page S-55 of the accompanying prospectus supplement no. 202

Conflicts of interest:

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

FDIC:	the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

The underlying currency, initial exchange rate (to be set on the trade date), initial underlier level (to be set on the trade date) and underlier weighting of each of the basket underliers is set forth in the table below:

Basket underlier	Underlying currency	Initial exchange rate (to be set on the trade date)	Initial underlier level (to be set on the trade date)	Underlier Weighting
EURO STOXX 50® Index	Euro (USD/EUR)			51.00%
FTSE® 100 Index	British Pound (USD/GBP)			25.00%
TOPIX® Index	Japanese Yen (USD/JPY)*			24.00%

*

The Japanese Yen convention is generally quoted as Japanese Yen per U.S. Dollar. For calculation consistency purposes, the initial exchange rate for the Japanese Yen will be converted to U.S. Dollars per Japanese Yen. The calculation is 1 divided by the observed level of the JPY/USD exchange rate on the relevant date.

Additional Terms Specific to Your Notes

You should read this pricing supplement together with the prospectus dated April 6, 2009, the prospectus supplement dated April 6, 2009, and the prospectus supplement no. 202 dated September 28, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated April 6, 2009:

http://www.sec.gov/Archives/edgar/data/886982/000095012309006141/y74641p3posasr.htm

•	Prospectus supplement dated April 6, 2009:

http://www.sec.gov/Archives/edgar/data/886982/000095012309006143/y75395ae424b2.htm

•	Prospectus supplement no. 202 dated September 28, 2009:

http://www.sec.gov/Archives/edgar/data/886982/000095012309046659/y79165e424b2.htm

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket returns on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

The examples below are based on a range of basket returns that are entirely hypothetical; no one can predict what the basket return will be on any day throughout the life of your notes, and no one can predict what the basket closing level will be on any averaging date or what basket return will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates and the volatility of the basket underliers.

In addition, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to the Non-Principal Protected Equity Underlier-Linked Notes — Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of Any Applicable Pricing Supplement (as Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price” on page S-20 of the accompanying prospectus supplement no. 202 and “Additional Risk Factors Specific to Your Notes” on page PS-11 of this pricing supplement.

The actual performance of the basket over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical basket underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the basket underliers during recent periods, see “The Basket and the Basket Underliers — Historical High, Low and Closing Levels of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

Because of the maximum component return for each basket underlier, the maximum payment that you could receive on the stated maturity date is limited. Assuming basket underlier weights of EURO STOXX 50® Index (51.00%), FTSE® 100 Index (25.00%) and TOPIX® Index (24.00%) and maximum component returns of EURO STOXX 50® Index (126.30%), FTSE® 100 Index (115.00%) and TOPIX® Index (106.00%), the maximum payment amount that we would deliver on your notes at maturity would be 118.603% of the face amount of your notes.

The payment amounts shown above and in the examples below are entirely hypothetical; they are based on changes in exchange rates and market prices for the underlier stocks that may not be achieved on the averaging dates and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-24 of the accompanying prospectus supplement no. 202.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate for each basket underlier	200%
Buffer level for each basket underlier	90% of the initial underlier level
Buffer rate for each basket underlier	111.111%
Buffer amount for each basket underlier	10%
Underlier weightings	EURO STOXX 50® Index (51.00%); FTSE® 100 Index (25.00%); TOPIX® Index (24.00%)
Initial Underlier Levels	EURO STOXX 50® Index (100.00); FTSE® 100 Index (100.00); TOPIX® Index (100.00)
Cap levels	EURO STOXX 50® Index (113.15); FTSE® 100 Index (107.50); TOPIX® Index (103.00)
Maximum component returns	EURO STOXX 50® Index (126.30%); FTSE® 100 Index (115.00%); TOPIX® Index (106.00%)

•	Neither a market disruption event nor a non-trading day occurs on the originally scheduled averaging dates

•	No change in or affecting any of the underlier stocks or the method by which the underlier sponsors calculate the basket underliers

•	Notes purchased on original issue date and held to the stated maturity date

Example 1: Application of the Maximum Component Return for a Basket Underlier

Basket Underlier	Exchange Rate on the Trade Date	Final Underlier Level Prior to U.S. Dollar Adjustment	Exchange Rate on all Averaging Dates	Adjusted Closing Level	Underlier Return	Component Return	Underlier Weighting x Component Return
EURO STOXX 50® Index	1.4010	105.00	1.4010	147.1050	5.00%	110.00%	56.10%
FTSE™ 100 Index	1.609	105.00	1.609	168.9450	5.00%	110.00%	27.50%
TOPIX® Index	0.0124	102.00	0.0124	1.2648	2.00%	104.00%	24.96%
						Basket Return:	108.56%

In this example, the underlier return for the TOPIX® Index is 2%, and the underlier return for the EURO STOXX 50® Index and the FTSE 100 Index are both 5%, indicating that each of the basket underliers has appreciated by either 2% or 5% from its initial underlier level to its final underlier level and the exchange rate on the trade date for each basket underlier is equal to the exchange rate on all averaging dates for each basket underlier.

The component returns for the basket underliers are as follows:

Component Return for = 100% + (200%) * (5%) = 110%
EURO STOXX 50®
Index

Component Return for = 100% + (200%) * (5%) = 110%
FTSETM 100 Index

Component Return for = 100% + (200%) * (2%) = 104%
TOPIX® Index

The basket return will be calculated as the sum of the products, as calculated for each basket underlier, of the component return for each basket underlier multiplied by the underlier weighting for each such basket underlier, expressed as a percentage.

The basket return will be calculated as follows: = 110.00% * 51.00% + 110.00% * 25.00% + 104.00% * 24.00% = 108.56%

Cash settlement amount = ($1,000 x 108.56%) = $1,085.60

Example 2: Application of the Exchange Rate Adjustment and the Maximum Component Return

Basket Underlier	Exchange Rate on the Trade Date	Final Underlier Level Prior to U.S. Dollar Adjustment	Exchange Rate on all Averaging Dates	Adjusted Closing Level	Underlier Return	Component Return	Underlier Weighting x Component Return
EURO STOXX 50® Index	1.4010	121.00	1.5411	186.4731	33.10%	126.30%	64.41%
FTSETM 100 Index	1.609	70.00	1.4481	101.3670	-37.00%	70.00%	17.50%
TOPIX® Index	0.0124	70.00	0.0112	0.7712	-37.00%	70.00%	16.80%
						Basket Return:	98.71%

In this example, prior to U.S. dollar adjustment, the final underlier level for the FTSETM 100 Index and the TOPIX® Index has depreciated by 30% from its initial underlier level and prior to U.S. dollar adjustment, the final underlier level for the EURO STOXX 50® Index has appreciated by 21% from its underlier level. In this example, the euro has also appreciated against the U.S. dollar by 10% while both the pound and the Japanese yen have depreciated against the U.S. dollar by 10%.

Because the buffer amount for the FTSETM 100 Index and the TOPIX® Index is 10%, the component returns for the FTSETM 100 Index and the TOPIX® Index are as follows:

Component Return for = 100% + (111.111%) * (-37.00% + 10%) = 70.00%
FTSETM 100 Index

Component Return for = 100% + (111.111%) * (-37.00% + 10%) = 70.00%
TOPIX® Index

Because the maximum component return for the EURO STOXX 50® Index is 126.30%, the component return for the EURO STOXX 50® Index is as follows:

Component Return for = 126.30%
EURO STOXX 50® Index

The basket return will be calculated as the sum of the products, as calculated for each basket underlier, of the component return for each basket underlier multiplied by the underlier weighting for each such basket underlier, expressed as a percentage.

The basket return will be calculated as follows: = 126.30% * 51.00% + 70.00% * 25.00% + 70.00% * 24.00% = 98.71%

Cash settlement amount = ($1,000 x 98.71%) = $987.10

Example 3: Application of the Exchange Rate Adjustment and the Buffer Amount

Basket Underlier	Exchange Rate on the Trade Date	Final Underlier Level Prior to U.S. Dollar Adjustment	Exchange Rate on all Averaging Dates	Adjusted Closing Level	Underlier Return	Component Return	Underlier Weighting x Component Return
EURO STOXX 50® Index	1.4010	80.00	1.2609	100.8720	-28.00%	80.00%	40.80%
FTSETM 100 Index	1.609	70.00	1.4481	101.3670	-37.00%	70.00%	17.50%
TOPIX® Index	0.0124	90.00	0.0118	1.0602	-14.50%	95.00%	22.80%
						Basket Return:	81.10%

In this example, prior to U.S. dollar adjustment, the final underlier levels for the EURO STOXX 50® Index, FTSETM 100 Index and the TOPIX® Index have depreciated from the applicable initial underlier level by 20%, 30% and 10%, respectively. In this example, the euro, the British pound and the Japanese yen have depreciated against the U.S. dollar by 10%, 10% and 5%, respectively.

Because the buffer amount for the EURO STOXX 50® Index, FTSETM 100 Index and the TOPIX® Index is 10%, the component returns for the EURO STOXX 50® Index, FTSETM 100 Index and the TOPIX® Index are as follows:

Component Return for = 100% + (111.111%) * (-28.00% + 10%) = 80.00%
EURO STOXX 50®
Index

Component Return for = 100% + (111.111%) * (-37.00% + 10%) = 70.00%
FTSETM 100 Index

Component Return for = 100% + (111.111%) * (-14.50% + 10%) = 95.00%
TOPIX® Index

The basket return will be calculated as the sum of the products, as calculated for each basket underlier, of the component return for each basket underlier multiplied by the underlier weighting for each such basket underlier, expressed as a percentage.

The basket return will be calculated as follows: = 80.00%* 51.00% + 70.00% * 25.00% + 95.00% * 24.00% = 81.100%

Cash settlement amount = ($1,000 x 81.100%) = $811.00

We cannot predict the actual basket return or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the basket return and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier levels for all basket underliers which we will set on the trade date and the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the tables above.

Additional Risk Factors Specific to Your Notes

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009, and “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes” in the accompanying prospectus supplement no. 202. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the basket underliers to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

•

ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF YOUR NOTES ON THE TRADE DATE (AS DETERMINED BY REFERENCE TO PRICING MODELS USED BY GOLDMAN, SACHS & CO.) WILL, AND THE PRICE YOU MAY RECEIVE FOR YOUR NOTES MAY, BE SIGNIFICANTLY LESS THAN THE ISSUE PRICE

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through September     , 2011. After September     , 2011, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread. In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction.

In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is expected to be significantly less than the original issue price taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-24 of the accompanying prospectus supplement no. 202.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Non-Principal Protected Equity Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-24 of the accompanying prospectus supplement no. 202.

•	YOU MAY LOSE YOUR ENTIRE INVESTMENT IN THE NOTES

You can lose all or substantially all of your investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the basket as measured by the basket return. For any underlier, if the final underlier level for such basket underlier is less than the buffer level for such basket underlier, the amount you will receive, if any, on the stated maturity date may be less than the face amount of your notes. In such a case, the rate of decrease in the component return for such basket underlier below the buffer level will exceed the rate of decrease in the final underlier level of such basket underlier. Thus, you may lose your entire investment in the notes. Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

•	YOUR NOTES WILL NOT BEAR INTEREST

You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

•	THE POTENTIAL FOR THE VALUE OF YOUR NOTES TO INCREASE IS LIMITED

The maximum payment that you may receive per $1,000 U.S. dollar face amounts of your notes is $1,186.03. Furthermore, your ability to participate in any change in the value of any individual underlier or underlying currency over the life of your notes will be limited because of the cap level for such basket underlier will be 113.15% of the initial underlier level of the EURO STOXX 50® Index, 107.50% of the initial underlier level of the FTSE® 100 Index and 103.00% of the initial underlier level of the TOPIX® Index. The cap level for each underlier will limit the component return for such basket underlier, no matter how much the adjusted closing level of such underlier may rise beyond the cap level for such basket underlier over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket.

•	THE LOWER PERFORMANCE OF ONE BASKET UNDERLIER MAY OFFSET AN INCREASE IN THE OTHER UNDERLIERS IN THE BASKET

Declines in the level of one basket underlier may offset increases in the levels of the other underliers in the basket. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket underliers are not equally weighted, increases in lower weighted basket underliers may be offset by even small decreases in a more heavily weighted basket underlier.

•	THE NOTES ARE SUBJECT TO FOREIGN CURRENCY EXCHANGE RATE RISK

The closing level of the underlier will be adjusted to reflect its U.S. dollar value by converting the closing level of the underlier from the non-U.S. dollar currency in which it is denominated to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which the underlier is denominated, you may lose a significant part of your investment in the notes, even if the value of the underlier increases over the life of your notes.

Foreign currency exchange rates vary over time, and may vary considerably during the life of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•	rates of inflation;

•	interest rate levels;

•	the balance of payments among countries;

•	the extent of government surpluses or deficits in the relevant foreign country and the United States; and

•	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The price of the notes and payment on the stated maturity date could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the underlier or other de facto restrictions on the repatriation of U.S. dollars.

•	INTERVENTION IN THE FOREIGN CURRENCY EXCHANGE MARKETS BY THE COUNTRIES ISSUING SUCH NON-U.S. DOLLAR CURRENCIES COULD MATERIALLY AND ADVERSELY AFFECT THE VALUE OF YOUR NOTES

Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the basket currencies or the U.S. dollar use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Currency developments may occur in any of the countries issuing the currencies of the non-U.S. dollar denominated underliers to which your notes are linked. Often, these currency developments impact foreign currency exchange rates in ways that cannot be predicted.

Governments may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing notes linked to foreign currencies is that their liquidity, trading value and payment amount could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.

There will be no offsetting adjustment or change made during the life of your notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any underlying currency should be altered or removed. Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting any underlying currency, the U.S. dollar, or any other currency.

A weakening in the exchange rate of any underlying currency relative to the U.S. dollar may have a material adverse effect on the value of your notes and the return on an investment in your notes.

•	AN INVESTMENT IN THE OFFERED NOTES IS SUBJECT TO RISKS ASSOCIATED WITH FOREIGN SECURITIES MARKETS

You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets whose stocks comprise the underlying indices may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF GOLDMAN SACHS

Although the return on the notes will be based on the performance of the basket, the payment of any amount due on the notes is subject to the credit risk of Goldman Sachs. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. In addition, any decline in our credit ratings or any increase in our credit spreads is likely to adversely affect the market value of the notes prior to maturity.

•	YOUR NOTES MAY BE SUBJECT TO AN ADVERSE CHANGE IN TAX TREATMENT IN THE FUTURE

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper Federal income tax treatment of an instrument such as your notes that are currently characterized as prepaid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page PS-24 of this pricing supplement. You should consult your own tax adviser about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the offered notes as described under “Supplemental Discussion of Federal Income Tax Consequences” on page PS-24 of this pricing supplement unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

The Basket and the Basket Underliers

•	The Basket

The basket is comprised of three equity indices with the following weightings percentages within the basket: Euro STOXX 50® Index (51.00%), the FTSE® Index (25.00%) and the TOPIX® Index (24.00%).

•	The EURO STOXX 50® Index

The Euro STOXX 50® Index, which we refer to as the Euro STOXX 50 Index, is a capitalization-weighted index of 50 European blue-chip stocks and was created by STOXX Limited, a joint venture among Deutsche Boerse AG, Dow Jones & Company, Inc. and SWX Swiss Exchange. Publication of the Euro STOXX 50 Index began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991. The Euro STOXX 50 Index is published in The Wall Street Journal. The level of the Euro STOXX 50 Index is disseminated on, and additional information about the index is published on, the STOXX Limited website: http://www.stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement. STOXX Limited is under no obligation to continue to publish the Euro STOXX 50 Index and may discontinue publication of the Euro STOXX 50 Index at any time.

The top ten constituent stocks of the Euro STOXX 50 Index as of March 15, 2011, by weight, are: Total (5.76%), Siemens (4.91%), BCO Santander (4.42%), Telefonica (4.38%), Sanofi-Aventis (3.35%), BNP Paribas (3.31%), BASF (3.26%), E.ON (2.72%), Bayer (2.77%), and Allianz. (2.72%); constituent weights may be found at http://www.stoxx.com/download/indices/factsheets/sx5e_fs.pdf under “Factsheets and Methodologies” and are updated periodically.

As of March 15, 2011, the 18 industry sectors which comprise the Euro STOXX 50 Index represent the following weights in the index: banks (19.2%); oil and gas (9.5%); utilities (9.3%); insurance (8.9%); telecommunications (8.8%); chemicals (7.6%); industrial goods and services (7.3%); food and beverage (5.6%); personal and household goods (4.3%); technology (3.8%); automobiles and parts (3.7%); health care (3.4%); construction and materials (3.2%); media (1.5%); basic resources (1.4%); retail (1.2%); real estate (0.8%) and financial services (0.7%); industry weightings may be found at http://www.stoxx.com/download/indices/factsheets/sx5e_fs.pdf under “Factsheets and Methodologies” and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of March 15, 2011, the 9 countries which comprise the Euro STOXX 50 Index represent the following weights in the index: France (41.2%); Germany (30.5%); Spain (8.5%); Italy (10.4%); Netherlands (4.4%); Belgium (1.1%); Finland (1.2%); Luxembourg (0.8%) and Ireland (1.9%); country weightings may be found at http://www.stoxx.com/download/indices/factsheets/sx5e_fs.pdf under “Factsheets and Methodologies” and are updated periodically.

Where any index component stock price is unavailable on any trading day, the index sponsor will generally use the last reported price for such component stock; further information may be found at http://www.stoxx.com/indices/download.html?symbol=SX5E under “General Information — Index Guide”.

The above information supplements the description of the EURO STOXX 50® Index found in the accompanying prospectus supplement no. 202. For more details about the EURO STOXX 50® Index, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” on page A-1 of the accompanying prospectus supplement no. 202.

•	The FTSE® 100 Index

The FTSE® 100 Index is a capitalization-weighted index of the 100 most highly capitalized U.K.-domiciled blue chip companies traded on the London Stock Exchange. The index was developed with a base level of 1,000 as of January 3, 1984. The FTSE® 100 Index is calculated, published and disseminated by FTSE (“FTSE”), a company owned equally by the London Stock Exchange Plc (the “Exchange”) and The Financial Times Limited (“FT”). Additional information on the FTSE® 100 Index is available on the FTSE website: http://www.ftse.com. We are not incorporating by reference the website or any material it includes in this pricing supplement. FTSE is under no obligation to continue to publish the FTSE® 100 Index and may discontinue publication of the FTSE® 100 Index at any time.

FTSE® 100 Index

Index Stock Weighting by Sector as of February 28, 2011

Sector:*	Percentage (%)**
Oil & Gas	19.92
Basic Materials	14.58
Industrials	4.61
Consumer Goods	11.76
Health Care	7.73
Consumer Services	8.14
Telecommunications	6.92
Utilities	3.95
Financials	21.19
Technology	1.20
*

Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

**	Information provided by FTSE. Percentages may not sum to 100% due to rounding.

The top ten constituent stocks of the FTSE® 100 Index as of February 28, 2011, by weight, are: HSBC Hldgs (7.67%); Vodafone Group (5.81%); BP (5.99%); Royal Dutch Shell A (5.04%); GlaxoSmithKline (3.98%); Rio Tinto (4.23%); Royal Dutch Shell B (3.84%); British American Tobacco (3.16%); BHP Billiton (3.45%); and BG Group PLC (3.24%); constituent weightings may be found at http://www.ftse.com/Indices/UK_Indices/Downloads/FTSE_100_Index_ Factsheet.pdf under “Further Information – FTSE 100 Index Factsheet” and are updated periodically.

If there is a system problem or situation in the market that is judged by FTSE to affect the quality of the constituent prices at any time when an index is being calculated, the index will be declared indicative (e.g. normally where a “fast market” exists in the equity market). The message “IND” will be displayed against the index value calculated by FTSE. The FTSE Europe Regional Committee must be satisfied that an accurate and reliable price for the purposes of determining the market value of a company exists. The FTSE Europe Regional Committee may exclude a security from the FTSE® 100 Index should it consider that an “accurate and reliable” price is not available.

If a constituent is suspended from the London Stock Exchange, it may remain in the FTSE® 100 Index, at the price at which it is suspended, for up to 10 business days. During this time, on advice from FTSE, the Chairman and Deputy Chairman of the Europe Regional Committee may agree to delete the constituent immediately either at its suspension price, or at zero. Where a suspension of a constituent lasts beyond noon on the tenth business day (and the option to remove the constituent has not been exercised), the constituent will normally be deleted from the FTSE® 100 Index on the eleventh trading day at zero or the suspension price. Where suspension is for a reason not to the detriment of the constituent, it may be retained or removed at its suspension price with the approval of the Chairman and Deputy Chairman of the Europe Regional Committee. If the suspended company is deleted from the FTSE® 100 Index, it will be replaced with the highest ranking company on the Reserve List eligible to be included in the indices as at the close of the index calculation on the day preceding the inclusion of the replacement company. This change will be effected after the close of the index calculation and prior to the start of the index calculation on the following day.

The above information supplements the description of the FTSE® 100 Index found in the accompanying prospectus supplement no. 202. For more details about the FTSE® 100 Index, the underlier sponsor and the license agreement between the underlier sponsor and the issuer, see “The Underliers — FTSE® 100 Index” on page A-5 of the accompanying prospectus supplement no. 202.

•	The TOPIX® Index

The TOPIX® Index, also known as the Tokyo Price Index, is a capitalization weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the TSE. Domestic stocks admitted to the TSE are assigned either to the TSE First Section Index, the TSE Second Section Index or the TSE Mothers Index. Stocks listed in the First Section, which number approximately 1,700, are among the most actively traded stocks on the TSE. The TOPIX® Index is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. The TOPIX® Index is calculated and published by TSE. Additional information about the TOPIX® Index is available on the following website: http://www.tse.or.jp/english/market/topix/index.html. We are not incorporating by reference the website or any material it includes in this pricing supplement.

TOPIX® Index Composition and Maintenance. The TOPIX® Index is composed of all domestic common stocks listed on the TSE First Section, excluding temporary issues and preferred stocks. Companies scheduled to be delisted or newly listed companies that are still in the waiting period are excluded from the indices. The TOPIX® Index has no constituent review. The number of constituents will change according to new listings and delistings.

TOPIX® Index

Index Stock Weighting by Sector as of February 28, 2011

Sector:*	Percentage (%)**
Fishery, Agriculture & Forestry	0.09
Mining	0.60
Construction	1.98
Foods	2.89
Textiles & Apparels	0.92
Pulp & Paper	0.36
Chemicals	5.86
Pharmaceutical	4.30
Oil & Coal Products	0.88
Rubber Products	0.60
Glass & Ceramics Products	1.34
Iron & Steel	2.29
Nonferrous Metals	1.38
Metal Products	0.67
Machinery	4.98
Electric Appliances	14.60
Transportation Equipments	10.35
Precision Instruments	1.37
Other Products	2.07
Electric Power & Gas	4.67
Land Transportation	3.47
Marine Transportation	0.57
Air Transportation	0.31
Warehousing & Harbor Transportation Services	0.23
Information & Communication	5.61
Wholesale Trade	5.25
Retail Trade	3.50
Banks	9.66
Securities & Commodity Futures	1.54
Insurance	2.61
Other Financing Business	0.81
Real Estate	2.54
Services	1.69
*

Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

**	Information provided by TSE. Percentages may not sum to 100% due to rounding.

TOPIX® Index Calculation. The TOPIX® Index is a free-float adjusted market capitalization-weighted index, which reflects movements in the market capitalization from a base market value of 100 set on the base date of January 4, 1968.

TSE calculates the TOPIX® Index multiplying the base point of 100 by the figure obtained from dividing the current free float adjusted market value by the base market value. The resulting value is not expressed in Japanese yen but presented in terms of points rounded off to the nearest one hundredth. The formula for calculating the TOPIX® Index value can be expressed as follows:

Index value = Base point of 100	x	Current free float adjusted market value
Base market value

The current free float adjusted market value is the sum of the products of the price and the number of free float adjusted shares for index calculation of each component stock.

The number of free float adjusted shares for index calculation is the number of listed shares multiplied by free-float weight. The number of listed shares for index calculation is determined by TSE. The number of listed shares for index calculation normally coincides with that of listed shares. However, in case of a stock split, the number of listed shares increases at the additional listing date which comes after such stock split becomes effective; on the other hand, the number of listed shares for index calculation increases at the ex-rights date.

Free-float weight is a weight of listed shares deemed to be available for trading in the market and is determined and calculated by TSE for each listed company for index calculation. The free float weight of Company A may be different from that of Company B. Free-float weight is reviewed once a year in order to reflect the latest distribution of share ownership. The timing of the yearly free float weight review is different according to the settlement terms of listed companies. In addition to the yearly review, extraordinary reviews are conducted in the following cases: allocation of new shares to a third party, strategic exercise of preferred shares or equity warrants, company spin-off, merger, stock-swap, take-over bid and other events TSE judges as appropriate reasons to review.

In the event of any increase or decrease in the current free float adjusted market value due to reasons other than fluctuations in the stock market, such as public offerings or changes in the number of constituents in the TSE First Section, necessary adjustments are made by TSE to the base market value in order to maintain the continuity of the TOPIX® Index. TSE makes adjustments as follows:

	Event	Implementation of Adjustment (After close of trading)	Price used for adjustments
Addition	Company to be listed on the TSE First Section by initial public offering or via another stock exchange	One business day before the last business day of the next month of listing	Price on the adjustment date
Addition

New Listing

Parent company established through stock-swap or similar transaction (including merger through establishing new company and company spin-off) to be promptly listed on the TSE First Section after the de-listing of the stocks in TOPIX® Index (the company will be included not in the TOPIX® Index, but in the TOPIX® New Series Index to which the de-listed company with the highest liquidity and the largest free-float adjusted market capitalization belonged)

		One business day before the listing or one business day after the listing if the business day before is a holiday	“Kijun Nedan” (base price used to decide the daily price limit), or the price defined by TSE
Addition	Transfer to the TSE First Section from the Second Section	One business day before the last business day of the next month of transfer (a free float weight of 0.00 is used from the transfer date to the adjustment date and thus the number of shares to be used for calculation will be 0.00 during such period)	Price on the adjustment date
Addition	Transfer to the TSE First Section from Mothers	One business day before the last business day of the next month of transfer (a free float weight of 0.00 is used from the transfer date to the adjustment date and thus the number of shares to be used for calculation will be 0.00 during such period)	Price on the adjustment date
Deletion	De-listing Company to be de-listed due to a stock-swap and the like while newly established companies promptly list its shares	One business day before listing of newly established company (Normally it is four business days after de-listing)	Price one business day before the de-listing date (the price used for adjustments is frozen after close of trading one business day before de-listing, to the exclusion date for index calculation purpose)
Deletion	Company to be de-listed due to other reason described above (merger and stock-swap with non-surviving company included in the TOPIX® Index)	One business day before de-listing	Price on the adjustment date
Deletion	Transfer to the TSE Second Section from the TSE First Section	One business day before transfer	Price on the adjustment date
Deletion	Designation of securities to be delisted	Four business days after the designation of securities to be delisted (one business day after designation if the day of designation is a holiday)	Price on the adjustment date

If trading in a certain constituent is suspended, TSE regards it as having no change in its share price for purposes of calculating the TOPIX® Index. In the event of unforeseen circumstances, or if TSE decides it is impossible to use its existing methods to calculate the TOPIX® Index, TSE may use an alternate method of index calculation as it deems valid.

The above information supplements the description of the TOPIX® Index found in the accompanying prospectus supplement no. 202. For more details about the TOPIX® Index, the underlier sponsor and the license agreement between the underlier sponsor and the issuer, see “The Underliers — TOPIX® Index” on page A-21 of the accompanying prospectus supplement no. 202.

•	HISTORICAL HIGH, LOW AND CLOSING LEVELS OF THE BASKET UNDERLIERS

The closing levels of the respective basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing levels of the basket underliers during any period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

•	YOU SHOULD NOT TAKE THE HISTORICAL LEVELS OF THE BASKET UNDERLIERS AS AN INDICATION OF THEIR FUTURE PERFORMANCE

We cannot give you any assurance that the future performance of the basket underliers or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes. With respect to the Euro STOXX 50® Index, during the period from January 2, 2008 through March 15, 2011, there were 564 12-month periods, the first of which began on January 2, 2008 and the last of which ended on March 15, 2011. In 184 of such 12-month periods, the final underlier level for the Euro STOXX 50® Index on the final date of such period has been less than 90% of the initial underlier level of the Euro STOXX 50® Index on the initial date of such period. Therefore, during approximately 32.62% of such 12-month periods, if you had owned the notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. With respect to the FTSE® 100 Index, during the period from January 2, 2008 through March 15, 2011, there were 558 12-month periods, the first of which began on January 2, 2008 and the last of which ended on March 15, 2011. In 170 of such 12-month periods, the final underlier level for the FTSE® 100 Index on the final date of such period has been less than 90% of the initial underlier level of the FTSE® 100 Index on the initial date of such period. Therefore, during approximately 30.47% of such 12-month periods, if you had owned the notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. With respect to the TOPIX® Index, during the period from January 4, 2008 through March 15, 2011, there were 537 12-month periods, the first of which began on January 4, 2008 and the last of which ended on March 15, 2011. In 224 of such 12-month periods, the final underlier level for the TOPIX® Index on the final date of such period has been less than 90% of the initial underlier level of the TOPIX® Index on the initial date of such period. Therefore, during approximately 41.71% of such 12-month periods, if you had owned the notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. (We calculated these figures using fixed 12-month periods and did not take into account holidays or non-business days.)

Neither we nor any of our affiliates make any representation to you as to the performance of the basket underliers. The actual performance of the basket underliers over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below. The tables below show the high, low and final closing levels of each of the basket underliers for each of the four calendar quarters in 2008, 2009 and 2010 and the first calendar quarter of 2011 (through March 15, 2011). We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the EURO STOXX 50® Index

	High	Low	Last
2008
Quarter ended March 31	4339.23	3431.82	3628.06
Quarter ended June 30	3882.28	3340.27	3352.81
Quarter ended September 30	3445.66	3000.83	3038.20
Quarter ended December 31	3113.82	2165.91	2447.62
2009
Quarter ended March 31	2578.43	1809.98	2071.13
Quarter ended June 30	2537.35	2097.57	2401.69
Quarter ended September 30	2899.12	2281.47	2872.63
Quarter ended December 31	2992.08	2712.30	2964.96
2010
Quarter ended March 31	3017.85	2631.64	2931.16
Quarter ended June 30	3012.65	2488.50	2573.32
Quarter ended September 30	2827.27	2507.83	2747.90
Quarter ended December 31	2890.64	2650.99	2792.82
2011
Quarter ending March 31 (through March 15, 2011)	3068.00	2760.88	2784.20

Quarterly High, Low and Closing Levels of the FTSE® 100 Index

	High	Low	Last
2008
Quarter ended March 31	6479.40	5414.40	5702.10
Quarter ended June 30	6376.50	5518.20	5625.90
Quarter ended September 30	5636.60	4818.77	4902.45
Quarter ended December 31	4980.25	3780.96	4434.17
2009
Quarter ended March 31	4638.92	3512.09	3926.14
Quarter ended June 30	4506.19	3925.52	4249.21
Quarter ended September 30	5172.89	4127.17	5133.90
Quarter ended December 31	5437.61	4988.70	5412.88
2010
Quarter ended March 31	5727.65	5060.92	5679.64
Quarter ended June 30	5825.01	4914.22	4916.87
Quarter ended September 30	5602.54	4805.75	5548.62
Quarter ended December 31	6008.92	5528.27	5899.94
2011
Quarter ending March 31 (through March 15, 2011)	6091.33	5695.28	5695.28

Quarterly High, Low and Closing Levels of the TOPIX® Index

	High	Low	Last
2008
Quarter ended March 31	1424.29	1149.65	1212.96
Quarter ended June 30	1430.47	1230.49	1320.10
Quarter ended September 30	1332.57	1087.41	1087.41
Quarter ended December 31	1101.13	746.46	859.24
2009
Quarter ended March 31	888.25	700.93	773.66
Quarter ended June 30	950.54	793.82	929.76
Quarter ended September 30	975.59	852.42	909.84
Quarter ended December 31	915.87	811.01	907.59
2010
Quarter ended March 31	979.58	881.57	978.81
Quarter ended June 30	998.90	841.42	841.42
Quarter ended September 30	870.73	804.67	829.51
Quarter ended December 31	908.01	803.12	898.80
2011
Quarter ending March 31 (through March 15, 2011)	974.63	766.73	766.73

•	HISTORICAL EXCHANGE RATES

The respective exchange rates have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in any of the exchange rates during any period shown below is not an indication that such exchange rates are more or less likely to increase or decrease at any time during the life of your notes. You should not take the historical exchange rates as an indication of future performance. We cannot give you any assurance that the future performance of the exchange rates will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates makes any representation to you as to the performance of the exchange rates. The actual performance of the exchange rates over the life of the offered notes, as well as the amount payable at maturity may bear little relation to the historical exchange rates shown below.

The following tables set forth the published high, low and end of quarter daily exchange rates for each of the underlying currencies for each of the four calendar quarters in 2008, 2009 and 2010 and the first calendar quarter of 2011 (through March 15, 2011), as published by Bloomberg Financial Services for such periods. The exchange rates are expressed as the amount of U.S. dollars per one unit of the applicable basket currency unit. As set forth in the following tables, an increase in an exchange rate for a given day indicates a strengthening of the relevant underlying currency against the U.S. dollar, while a decrease in an exchange rate indicates a relative weakening of that underlying currency against the U.S. dollar. We obtained the information in the tables below from Bloomberg Financial Services, without independent verification. The historical exchange rates and historical exchange rate performance set forth below should not be taken as an indication of future performance. We cannot give you any assurance that the basket return will be positive or that the payment amount at maturity will be greater than the face amount of your notes.

Historical Quarterly High, Low and Closing Levels of EUR (USD/EUR)

	High	Low	Last
2008
Quarter ended March 31	1.5845	1.4454	1.5788
Quarter ended June 30	1.5991	1.5380	1.5755
Quarter ended September 30	1.5938	1.3998	1.4092
Quarter ended December 31	1.4419	1.2453	1.3971
2009
Quarter ended March 31	1.4045	1.2530	1.3250
Quarter ended June 30	1.4303	1.2921	1.4033
Quarter ended September 30	1.4790	1.3884	1.4640
Quarter ended December 31	1.5134	1.4249	1.4321
2010
Quarter ended March 31	1.4513	1.3273	1.3510
Quarter ended June 30	1.3653	1.1923	1.2238
Quarter ended September 30	1.3634	1.2527	1.3634
Quarter ended December 31	1.4207	1.2983	1.3384
2011
Quarter ending March 31 (through March 15, 2011)	1.3992	1.2907	1.4010

Historical Quarterly High, Low and Closing Levels of GBP (USD/GBP)

	High	Low	Last
2008
Quarter ended March 31	2.0335	1.9418	1.9837
Quarter ended June 30	1.9979	1.9455	1.9923
Quarter ended September 30	2.0058	1.7530	1.7805
Quarter ended December 31	1.7714	1.4392	1.4593
2009
Quarter ended March 31	1.5216	1.3753	1.4323
Quarter ended June 30	1.6591	1.4468	1.6458
Quarter ended September 30	1.6989	1.5882	1.5982
Quarter ended December 31	1.6818	1.5799	1.6170
2010
Quarter ended March 31	1.6362	1.4813	1.5184
Quarter ended June 30	1.5496	1.4334	1.4945
Quarter ended September 30	1.5953	1.5032	1.5716
Quarter ended December 31	1.6268	1.5368	1.5612
2011
Quarter ending March 31 (through March 15, 2011)	1.6325	1.5473	1.6090

Historical Quarterly High, Low and Closing Levels of JPY* (JPY/USD)

	High	Low	Last
2008
Quarter ended March 31	111.64	97.33	99.69
Quarter ended June 30	108.22	100.95	106.21
Quarter ended September 30	110.53	104.18	106.11
Quarter ended December 31	105.71	87.24	90.64
2009
Quarter ended March 31	99.15	88.75	98.96
Quarter ended June 30	100.99	94.41	96.36
Quarter ended September 30	97.57	89.63	89.70
Quarter ended December 31	93.02	86.41	93.02
2010
Quarter ended March 31	93.47	88.47	93.47
Quarter ended June 30	94.61	88.43	88.43
Quarter ended September 30	88.74	83.04	83.53
Quarter ended December 31	84.26	80.40	81.12
2011
Quarter ending March 31 (through March 15, 2011)	83.77	81.35	80.88

*expressed as the number of Japanese Yen per one U.S. dollar

Historical Basket Levels

The following chart is based on the basket level for the period from January 4, 2008 through March 15, 2011 assuming that the basket level was 100 on January 4, 2008. The basket level can increase or decrease due to changes in the levels of the basket underliers.

Supplemental Discussion of Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement and the accompanying prospectus supplement no. 202.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax exempt organization;

•	a regulated investment company;

•	a common trust fund;

•	a person that owns a note as a hedge or that is hedged against interest rate or currency risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

You will be obligated pursuant to the terms of the notes – in the absence of a change in law, an administrative determination or a judicial ruling to the contrary – to characterize each note for all tax purposes as a prepaid derivative contract in respect of the basket of underliers. Except as otherwise noted below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the note. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss.

We will not attempt to ascertain whether any component of the underliers in the basket would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Internal Revenue Code. If a component of any underlier in the basket were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a U.S. holder. You should refer to publicly filed information with respect to each component and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of a particular component of an underlier is or becomes a PFIC.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for United States federal income tax purposes. As a result, the United States federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as a capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

In addition, because the performance of the basket underliers takes into account the return of the currencies in which each component of the basket underlier is denominated, it is possible that the Internal Revenue Service could assert that your notes should be subject to Section 988 of the Internal Revenue Code. If Section 988 were to apply to your Notes, it is possible that all or a portion of any gain or loss that you recognize upon the sale or maturity of your notes could be treated as ordinary gain or loss. If any gain or loss that you recognize with respect to the notes is treated as ordinary gain or loss because of the application of Section 988, you may be able to make an election to treat such gain or loss as capital gain or loss. This election generally must be made on the first day that you acquire your notes. You should consult your own tax advisor as to the availability and effect of such election.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for United States federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above and you should consult your own tax advisor with respect to the tax treatment of the notes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper federal income tax treatment of an instrument such as your notes, including whether the holder of an instrument such as your notes should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment and the value of your notes.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes. In addition, pursuant to recently enacted legislation, certain payments in respect of the notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

Supplemental Plan of Distribution

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover page of this pricing supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the front cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of     % of the face amount. Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of     % of the face amount, and as a result of such agreements the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount set forth on the front cover page of this pricing supplement from Goldman, Sachs & Co.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $            . For more information about the plan of distribution and possible market-making activities, see “Supplemental Plan of Distribution” on page S-56 of the accompanying prospectus supplement no. 202. We expect to deliver the notes against payment therefore in New York, New York on March 23, 2011, which is expected to be the third scheduled business day following the date of this pricing supplement and of the pricing of the notes.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement. You must not rely on any unauthorized information or representations. This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

Pricing Supplement

Page
Summary Information	PS-3
Additional Terms Specific to Your Notes	PS-6
Hypothetical Examples	PS-7
Additional Risk Factors Specific To Your Notes	PS-11
The Basket and the Basket Underliers	PS-14
Supplemental Discussion of Federal Income Tax Consequences	PS-24
Supplemental Plan of Distribution	PS-28
Conflicts of Interest	PS-28
Prospectus Supplement No. 202 dated September 28, 2009
Summary Information	S-4
Hypothetical Returns on the Non-Principal Protected Underlier-Linked Notes	S-13
Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes	S-20
General Terms of the Non-Principal Protected Underlier-Linked Notes	S-33
Use of Proceeds and Hedging	S-47
Supplemental Discussion of Federal Income Tax Consequences	S-49
Employee Retirement Income Security Act	S-55
Supplemental Plan of Distribution	S-56
The Underliers	A-1
S&P 500® Index	A-5
MSCI Indices	A-8
Nikkei 225® Index	A-12
S&P 500® Index	A-15
Russell 2000® Index	A-18
TOPIX® Index	A-21
Prospectus Supplement dated April 6, 2009
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27
Prospectus dated April 6, 2009
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	144

$

The Goldman Sachs

Group, Inc.

Leveraged Buffered Basket-Linked Notes due 2012

(Linked to a Weighted Basket

Consisting of the

EURO STOXX 50® Index, the

FTSE® 100  Index and the TOPIX® Index, Each Converted Into U.S. Dollars)

Medium-Term Notes, Series D

Goldman, Sachs & Co.

JP Morgan